Exhibit 10.18

FIRST FEDERAL BANK, A F.S.B.
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

THIS EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT (the “AGREEMENT”), made and entered into this 1st day of October 1996, by and between FIRST FEDERAL BANK, A F.S.B., a banking corporation organized and existing under the laws of the state of Indiana (hereinafter referred to as “Bank”) and Bradley M. Rust, a key employee and executive (hereinafter referred to as “Executive”).

WITNESSETH:

WHEREAS, the Executive is employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by the Executive and wishes to encourage continued employment; and

WHEREAS, the Executive wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Bank or other termination of his employment and wishes to provide his beneficiary with benefits from and after his death; and

WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Executive after his retirement or other termination of his employment and/or death benefits to his beneficiary after his death; and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for the Executive, a member of a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1975, as amended; and

WHEREAS, the Bank has adopted this Executive Supplemental Retirement Income Agreement which controls all issues relating to the Supplemental Retirement Income Benefit as described herein; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree to the following terms and conditions:

SECTION I

DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Accrued Benefit” means that portion of the Supplemental Retirement Income Benefit which is required to be expensed and accrued under generally accepted accounting principals by any appropriate methodology which the Board may require in the exercise of its sole discretion.  Such Accrued Benefit shall be annuitized and shall be paid to the Executive in one hundred eighty (180) equal monthly installments.  The interest factor used to annuitize the Accrued Benefit shall be equal to the average cost of deposits of the Bank (as determined by the Board) for the calendar year immediately preceding the date on which the Accrued Benefit is annuitized.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as now in effect and as it may be amended from time to time.

1.3	“Bank” means FIRST FEDERAL BANK, A F.S.B. and any successor thereto.

1.4
“Beneficiary” means the person, persons (and their heirs) or other entity designated as Beneficiary in writing to the Bank to whom the benefit(s), the deceased Executive would have received had he lived, is (are) payable.  If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary.  If the Executive’s Spouse is not living, then the Children of the Executive will be deemed Beneficiary and take on a per stirped basis.  If there are no living Children, then the Estate of the Executive will be deemed the Beneficiary.

1.5	“Board” means the Board of Directors of the Bank.

1.6
“Cause” means willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.  Cause shall be determined by the Board in its sole discretion within the parameters of this Section.

1.7	“Children” means the Executive’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.8	“Code” means the Internal Revenue Code of 1986 as now in effect and as amended from time to time.

1.9	“Early Retirement Date” means retirement from service, upon meeting certain conditions as specified in this Agreement, which is effective prior to the Normal Retirement Date.

1.10	“Effective Date” shall be the effective date of this Agreement, October 1, 1996.

1.11	“Estate” means the estate (including, when applicable, any irrevocable trust governing the transfer of non-probate assets) of the Executive.

1.12	“Normal Retirement Date” means the first day of the month coincident with or next following the Executive’s sixty-fifth (65th) birthday.

1.13
“Permanently and Totally Disabled” means the Executive has, for at least six (6) months, been unable to perform the services incident to his position with the Bank as a result of accidental bodily injury or sickness and that the status is likely to continue for an indefinite period, as reasonably determined subsequent to the expiration of the six (6) month period by a duly licensed physician selected in good faith by the Bank.

1.14	“Postponed Retirement Date” means the first day of the month coincident with or next following the Executive’s termination of employment with the Bank after his Normal Retirement Date.

1.15	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.16	“Suicide” means the act of intentionally killing oneself.

1.17
“Supplemental Retirement Income Benefit” means an annual amount equal to Twenty-Six Thousand Three Hundred Forty Dollars ($26,340).  This total shall be divided by twelve (12) and paid in equal monthly installments for a period of one hundred eighty (180) months.

1.18	“Survivor’s Benefit” means Twenty-Six Thousand Three Hundred Forty Dollars ($26,340) per year to be paid in one hundred eighty (180) equal monthly installments.

1.19	“Vested” means the non-forfeitable portion of the benefit to which the Executive is entitled.

1.20
“Vested Accrued Benefit” means that portion of the Executive’s Accrued Benefit in which he is vested.  It is computed by multiplying the Accrued Benefit by the vesting percentage specified in Subsection 3.5.  Such Vested Accrued Benefit shall be paid to the Executive in one hundred eighty (180) equal monthly installments.

1.21	“Years of Service” means the total number of complete years of employment (including employment before the Effective Date and authorized leaves of absence).

SECTION II

PRE-RETIREMENT AND POST RETIREMENT DEATH BENEFITS

2.1
Death Prior to Termination of Employment.  It the Executive dies prior to termination of employment with the Bank, his Beneficiary shall be entitled to be paid the Survivor’s Benefit, commencing within thirty (30) days of the Executive’s death.

2.2
Death After Termination of Employment.  In the event of the Executive’s death after his termination of employment, the Executive’s Beneficiary shall be paid a monthly benefit for a period of one hundred eighty (180) months, commencing within thirty (30) days of the Executive’s death and the benefit payment shall be determined as follows:

(a)           Voluntary or Involuntary Termination of Employment Prior to Normal Retirement Date.  In the event the Executive’s death occurs after his voluntary termination of employment with the Bank but before his Normal Retirement Date, the Executive’s Beneficiary shall be entitled to be paid the Executive’s Vested Accrued Benefit in one hundred eighty (180) equal monthly installments.  If the Executive dies while he is receiving benefits, the Executive’s Beneficiary shall be entitled to receive those benefits which the Executive would have been paid had he lived the entire distribution period.

In the event the Executive’s death follows his involuntary termination (not for Cause by the Board), the Executive’s Beneficiary shall be entitled to receive the Executive’s Supplemental Retirement Income Benefit, with payments commencing within thirty (30) days of the Executive’s death.  In the event the Executive dies while he is receiving his supplemental retirement income benefits, the Executive’s Beneficiary shall be entitled to receive the balance of payments that the Executive would have received had he lived.

(b)           Termination of Service at Normal Retirement Age.  In the event of the Executive’s death following the termination of service on or after his Normal Retirement Date, the Executive’s Beneficiary shall be paid those benefits which the Executive would have been paid had he lived for the entire retirement distribution period.  Benefits shall be paid to the Executive’s Beneficiary in the same manner they would have been paid to the Executive had he lived; that is, a total of one hundred eighty (180) equal monthly installments shall be paid to the Executive and/or his Beneficiary.

2.3
Death by Reason of Suicide.  In the event the Executive dies by reason of suicide within two (2) years of the date of execution of this Agreement, the Bank shall be under no obligation to provide any benefits to the Executive’s Beneficiary.

2.4
Additional Death Benefit – Burial Expenses.  In addition to the above-described death benefits, upon his death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars; provided, however, that if the Executive terminates his employment with the Bank before July 1, 1998 for reasons other than his death or due to his becoming Permanently and Totally Disable, the one-time lump sum death benefit otherwise provided in this Section shall not be payable.

SECTION III

SUPPLEMENTAL RETIREMENT INCOME BENEFIT
AND DISABILITY BENEFIT

3.1
Normal Retirement Benefit.  If the Executive retires on his Normal Retirement Date, the Bank shall commence payment of the Supplemental Retirement Income Benefit.  Such payments shall commence on the first day of the month next following the Executive’s retirement date and shall be payable monthly thereafter until all payments have been made.

3.2
Early Retirement Benefit.  If the Executive terminates his employment with the Bank on or after reaching age sixty (60) and if he remains in continuous service from the date of this Agreement through his employment termination date, the Executive shall be entitled to receive the Supplemental Retirement Income Benefit specified in Subsection 1.17, reduced by six (6) percent per year for each year (or fraction thereof) that the Early Retirement Date precedes the Normal Retirement Date.  Payment of this early retirement benefit shall commence with thirty (30) days after Executive’s Early Retirement Date.

3.3
Postponed Retirement Benefit.  If the Executive continues his employment with the Bank beyond his Normal Retirement Date, the postponed retirement benefit of the Executive shall be the Supplemental Retirement Income Benefit as set forth in Subsection 1.17.  However, the Board, in the exercise of its sole discretion, may, but is not required to, increase benefits if retirement is postponed past the Normal Retirement Date.  The postponed retirement benefit shall not commence until the Postponed Retirement Date.

3.4
Disability.  If the Executive becomes Permanently and Totally Disabled prior to reaching his retirement, while covered by the provisions of this Agreement, the Executive shall be entitled to his Accrued Benefit at the time he becomes Permanently and Totally Disabled.  Payments shall begin within thirty (30) days after the Executive becomes Permanently and Totally Disabled.

At the Executive’s death, if the total amount of disability payments received under the provisions of this Subsection is less than the total amount of payments that would have been received under the Survivor’s Benefit section (has it applied instead), the Bank shall pay the Executive’s Beneficiary a lump sum payment to make the total benefits equal to the amount allowable under the Survivor’s Benefit section.  Such a lump sum payment would be in full satisfaction of the Bank’s obligations under this Agreement.

3.5	Vesting. Vested Accrued Benefits, as described in Subsection 1.20, shall be determined according to the following schedule:

Percentage of
Total Benefit
Years of Service	Vested

Less than 5 years	0%
5 years or more	100%

SECTION IV

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary of the Executive, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank.  The Executive, the Beneficiary of the Executive, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments which are specified under this Agreement.  The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement.  Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank.  It shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION V

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive, his Beneficiaries or any successor in interest to him, shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by the Agreement or to refrain from funding the same and to determine the extent, nature, and method of such informal funding.  Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.  At no time shall the Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

SECTION VI

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION VII

TERMINATION OF EMPLOYMENT

7.1
Termination of Service Prior to Retirement Date.  If, prior to Executive’s Early Retirement Date, the Executive is terminated without Cause by the Bank, the Bank shall pay to the Executive an amount equal to the Executive’s Supplemental Retirement Income Benefit, commencing within thirty (30) days of the Executive’s Normal Retirement Date.  However, it the Executive’s termination of employment with the Bank before his Early Retirement Date is voluntary, he shall only be entitled to his Vested Accrued Benefit existing at the date of termination.  Payment of the Vested Accrued Benefit shall commence within thirty (30) days after his attainment of his Normal Retirement Date.

7.2
Termination of Service for Cause.  Should the Executive’s employment by the Bank be terminated for Cause before his Normal Retirement Date, his Benefits, including any death benefits, under this Agreement shall be forfeited and this Agreement shall become null and void.

7.3	Termination or Suspension Resulting from Regulatory Actions. Pursuant to 12 C.F.R. § 563.39 (b), the following conditions shall apply to this Agreement:
(1)          The Board may terminate the Executive’s employment at any time, but any termination by the Board other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under the contract.  The Executive’s shall have no right to receive compensation or other benefits for any period after termination for Cause.

(2)          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 (e) (3) or (g) (1) of (the) Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (3) and (g) (1)) the Bank’s obligations under the contract shall be suspended as of the date of termination of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(3)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8 (3) (4) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (4) or (g) (1)), all obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(4)          If the Bank is in default (as defined in Section 3 (x) (1) of the Federal Deposit Insurance Act), all obligations under the contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(5)          All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

(i)          by the Director or his designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in § 13 (c) of the Federal Deposit Insurance Act; or

(ii)          by the Director or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

SECTION VIII

ACT PROVISIONS

8.1
Named Fiduciary and Administrator.  The Bank shall be the named fiduciary and administrator of this Agreement.  As administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein.  It may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2
Claims Procedure and Arbitration.  In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled  to receive such benefits, then a written claim must be made to the Bank within sixty (60) days from the date payments are refused.  The Bank shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

If claimants desire a second review, they shall notify the Bank in writing within sixty (60) days of the first claim denial.  Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate.  In its sole discretion, the Bank shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.  If claimants disagree with the decision of the Bank, nothing herein shall serve to preclude them from seeking any and all remedies available at law.

SECTION IX

MISCELLANEOUS

9.1
No Effect on Employment Rights.  Nothing contained herein shall confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of this Agreement.

9.2	Disclosure. Each Executive shall receive a copy of his Agreement and the Bank will make available, upon request, a copy of the rules and regulations that govern this type of Agreement.

9.3
State Law.  The Agreement is established under, and will be construed according to, the laws of the State of Indiana, to the extent that such laws are not preempted by the Act and valid regulations published thereunder.

9.4
Severability.  In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

9.5
Incapacity of Recipient.  In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or his Estate.

9.6
Recovery of Estate Taxes.  If the Executive’s gross Estate for federal estate tax purposes includes any amount determined by reference to and on account of this Executive Supplemental Retirement Income Agreement, and if the Beneficiary is other than the Executive’s Estate, then the Executive’s Estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of the Deferred Compensation Benefit an amount by which the total estate tax due by the Executive’s Estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross Estate. If there is more than on person receiving such benefit, the right of recovery shall be against each such person in proportion to the benefits received by each such person.  In the event any Beneficiary has a liability hereunder, such Beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the Beneficiary’s liability hereunder.

9.7
Unclaimed Benefit.  The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries.  The Bank shall not be obligated to search for the whereabouts of any person.  If within three years after the actual death of the Executive the Bank is unable to locate any Beneficiary of the Executive, then the Bank may fully discharge its obligation by payment to the Estate.

9.8
Limitations on Liability.  Notwithstanding any of the preceding provisions of the Agreement and except for the benefits otherwise payable under this Agreement, neither the Bank, nor any individual acting as an employee or agent of the Bank or as a member of the Board shall be liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

9.9	Gender. Whenever, in this Agreement, words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.10
Affect on Other Corporate Benefit Agreements.  Nothing contained in this Agreement shall affect the right of the Executive to participate in, or be covered by, any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

9.11	Headings. Heading and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

SECTION X

NON-COMPETITION

10.1
Non-Compete Clause.  The Executive expressly agrees that, as consideration for the agreements of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, throughout the entire period beginning at the time of termination of employment until the final payment is made to Executive, as provided herein, he will not, without the prior written consent of the Board, engage in, become interested, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a 5% or greater shareholder in a corporation, nor become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which may be deemed to be competitive with any business earned on by the Bank as of the date of the termination of the Executive’s employment or his retirement.

10.2
Breach.  In the event of any breach by the Executive of the agreements and covenants contained herein, the Board shall direct that any unpaid balance of any payments to the Executive under this Agreement be suspended, and shall thereupon notify the Executive of such suspensions, in writing.  Thereupon, if the Board shall determine that said breach by the Executive has continued for a period of one (1) month following notification of such suspension, all rights of the Executive and his Beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate.

SECTION XI

AMENDMENT/REVOCATION

This Agreement shall not be amended, modified, or revoked at any time, in whole or part, without the mutual written consent of the Executive and the Bank, and such mutual consent shall be required even if the Executive is no longer employed by the Bank.

ARTICLE XII

EXECUTION

12.1
This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

12.2	This agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 2 day of January, 1997.

By/s/Bradley M. Rust
Bradley M. Rust, Executive

FIRST FEDERAL BANK, A F.S.B.

By/s/Frank D. Baracani
Frank D. Baracani
President
(Title)

German American Bancorp
Executive Supplemental Retirement Income Agreement

FIRST AMENDMENT
TO THE
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT
DATED OCTOBER 1, 1996
FOR
BRADLEY M. RUST

THIS FIRST AMENDMENT is adopted this 30th day of December, 2008, effective as of January 1, 2005, by and between German American Bancorp (“GABC”) (the successor to First American Bank f/k/a First Federal Bank, a banking corporation located in Vincennes, Indiana (the “Bank”)), and Bradley M. Rust (the “Executive”).

The Bank and the Executive executed the Executive Supplemental Retirement Income Agreement effective as of October 1, 1996 (the “Agreement”).  This amendment shall apply to all amounts deferred or vested under the Agreement after 2004, and any earnings with respect to such amounts.  The amendment shall not apply to any amount deferred and vested as of December 31, 2004, or any earnings credited under the Agreement with respect to such amounts (“Grandfathered Amounts”).  Such Grandfathered Amounts shall continue to be governed by the terms and conditions of the Agreement in effect prior to January 1, 2005, and without regard to this amendment to the extent necessary to preserve the exemption of Grandfathered Amounts from the application of Code Section 409A.  The Agreement shall be deemed two agreements, one for Grandfathered Amounts and one for Non-Grandfathered Amounts.

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code.  Therefore, the following changes shall be made:

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13
“Permanently and Totally Disabled” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of GABC.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of GABC.  Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

German American Bancorp
Executive Supplemental Retirement Income Agreement

The following Sections 1.14a shall be added to the Agreement immediately following Section 1.14:

1.14a
“Specified Employee” means any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by GABC or its delegate), is a specified employee under Section 409A of the Code, as determined by GABC (or its delegate).  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by GABC (or its delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code.

The following Sections 1.18a shall be added to the Agreement immediately following Section 1.18:

1.18a	“Termination of Employment” means a “separation from service” with the meaning of section 409A of the Code and the guidance thereunder.

Section 3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.2
Early Retirement Benefit.  If the Executive remains in continuous service to the GABC from the date of this Agreement through Termination of Employment, then upon Termination of Employment on or after reaching age sixty (60) and before the Normal Retirement Date, then the Executive shall be entitled to receive the Supplemental Retirement Income Benefit reduced by six percent (6%) per year for each year (or fraction thereof) that the Early Retirement Date precedes the Normal Retirement Date.  Payment shall commence on the first day of the month next following Termination of Employment and shall continue monthly until all payments have been made.

Section 3.3 of the Agreement shall be deleted in its entirety and replaced by the following:

3.3
Postponed Retirement Benefit.  If the Executive remains in continuous service to GABC after the Normal Retirement Date, the postponed retirement benefit shall be the Supplemental Retirement Income Benefit.  Prior to Termination of Employment, the Board, in its sole discretion, may, but is not required to, increase the postponed retirement benefit if retirement is postponed past the Normal Retirement Date.  Payment shall commence on the first day of the month next following Termination of Employment and shall continue monthly until all payments have been made.

The following Sections 3.6, 3.7 and 3.8 shall be added to the Agreement immediately following Section 3.5:

3.6
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment, the provisions of this Section 3.6 shall govern all distributions hereunder.  Benefit distributions that are made due to a Termination of Employment occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Termination of Employment, rather any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

German American Bancorp
Executive Supplemental Retirement Income Agreement

3.7
Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Executive may petition the Plan Administrator for a distribution of that portion the Accrued Benefit that is required to be included in the Executive’s income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, GABC shall distribute to the Executive immediately available funds in an amount equal to the portion of the Accrued Benefit required to be included in income as a result of the failure of this Agreement to meet the requirement of Code Section 409A and related Treasury guidance or Regulations, within ninety (90) days of the date when the Executive’s petition is granted.  Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

3.8
Change in Form or Timing of Distributions.  All changes in the form or timing of distributions hereunder must comply with the requirements of Code Section 409A, which generally provide that such changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)
must, for benefits distributable under Sections 3.1, 3.2, 3.3 and 7.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Section 7.1 of the Agreement shall be deleted in its entirety and shall be replaced by the following:

7.1
Termination of Employment Prior to Age Sixty.  If, prior to age sixty (60), the Executive is terminated without Cause by GABC, GABC shall pay to the Executive an amount equal to the Executive’s Supplemental Retirement Income Benefit, commencing within thirty (30) days of the Executive’s Normal Retirement Date.  However, if the Executive’s Termination of Employment with GABC before age sixty (60) is voluntary, he shall only be entitled to his Vested Accrued Benefit existing at the Termination of Employment.  Payment of the Vested Accrued Benefit shall commence within thirty (30) days after his attainment of Normal Retirement Date.

German American Bancorp
Executive Supplemental Retirement Income Agreement

Section 9.6 of the Agreement shall be deleted in its entirety and shall be replaced by the following:

9.6	Compliance with Section 409A.

(a)           The parties hereto intend that all benefits and payments to be made to the Executive hereunder will be provided or paid to him in compliance with al applicable provisions of section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Services interpreting the same, and this Agreement shall be construed and administered in accordance with such intent.  The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the section 409A of the Code in connection with, the benefits and payments to be provided or paid to the Executive hereunder.  Any such modification shall maintain the original intent and benefit to GABC and the Executive of the applicable provision of this Agreement, to the maximum extent possible without violating section 409A of the Code.

(b)           All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Further, for purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

Section XI of the Agreement shall be deleted in its entirety and replaced by the following:

Section XI
Amendments and Termination

11.1
Amendments.  This Agreement may be amended only by a written agreement signed by GABC and the Executive.  However, GABC may unilaterally amend this Agreement to conform with written directives to GABC from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

11.2
Plan Termination Generally.  GABC and the Executive may terminate this Agreement at any time.  The benefit hereunder shall be the Accrued Benefit as of the date the Agreement is terminated.  Except as provided in Section 11.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Section II, Section III and Section VII.

German American Bancorp
Executive Supplemental Retirement Income Agreement

11.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 11.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of GABC, or in the ownership of a substantial portion of the assets of GABC as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all GABC’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon GABC’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon GABC’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and GABC does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination (or such lesser period permitted under Code Section 409A);

GABC may distribute the Accrued Benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

IN WITNESS OF THE ABOVE, GABC and the Executive hereby consent to this First Amendment.

Executive:	German American Bancorp

By/s/Bradley M. Rust	By/s/Mark A. Schroeder
Bradley M. Rust	Title President/CEO